                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                    TRANSCONTINENTAL REALTY INVESTORS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                    TRANSCONTINENTAL REALTY INVESTORS, INC.
                              DALLAS, TEXAS 75234

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 10, 2001

Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Transcontinental Realty Investors, Inc. which will be held on Tuesday, July 10, 2001 at 11:00 a.m., at 1800 Valley View Lane, Suite 300, Dallas, Texas.

     The purposes of the Annual Meeting are:

     (1) to elect four Directors; and

     (2) to transact any other business that may properly come before the meeting.

     You must be a stockholder of record at the close of business on May 24, 2001, to vote at the Annual Meeting.

     Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. You may also attend and vote at the Annual Meeting.

     The Annual Report for the year ended December 31, 2000, has been mailed to all Stockholders under separate cover.

Dated: May 28, 2001

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                   /s/ ROBERT A. WALDMAN

                                                     Robert A. Waldman
                                               Senior Vice President, General
                                                        Counsel and
                                                    Corporate Secretary

                    TRANSCONTINENTAL REALTY INVESTORS, INC.
                                 DALLAS, TEXAS

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 10, 2001

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Transcontinental Realty Investors, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders for consideration of and voting upon (1) the election of four Directors, and (2) the transaction of such other business as may properly come before the meeting or any adjournments thereof.

     The Annual Meeting will be held at 11:00 a.m., Central time, on Tuesday, July 10, 2001, at 1800 Valley View Lane, Suite 300, Dallas, Texas. The Company's financial statements for the year ended December 31, 2000, were audited by BDO Seidman, LLP. A representative from BDO Seidman is expected to be present at the Annual Meeting to respond to appropriate questions, and such representative will have an opportunity to make a statement if such representative desires to do so. This Proxy Statement and the accompanying proxy are first being mailed to Stockholders on or about May 28, 2001.

     The Annual Report for the year ended December 31, 2000, has preceded this Proxy Statement and was previously mailed to all stockholders under separate cover.

STOCKHOLDERS ENTITLED TO VOTE

     Only holders of record of issued and outstanding shares of common stock of the Company (the "Shares") at the close of business on May 24, 2001 (the "Record Date"), are entitled to vote at the Annual Meeting and at any adjournments thereof. At the close of business on May 24, 2001, there were 8,636,185 Shares outstanding. Each holder is entitled to one vote for each Share held on the Record Date.

VOTING OF PROXIES

     When the enclosed proxy is properly executed and returned, the Shares represented thereby will be voted at the Annual Meeting in accordance with the instructions noted thereon. As to the election of the four nominees as Directors (Proposal One), Stockholders may choose to vote for all of the nominees or withhold authority for voting for any one or all of the nominees.

     In the absence of other instructions, the Shares represented by a properly executed and submitted proxy will be voted in favor of the four nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

VOTE REQUIRED FOR ELECTION OR APPROVAL

     Section 2.07 of the By-laws of the Company provides that the election of any Director requires the affirmative vote of a majority of the votes cast at a meeting of stockholders by holders of shares entitled to vote thereon. Section
2.06 of the By-laws of the Company provides that a majority of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any such meeting.

     Abstentions will be included in vote totals and, as such, will have the same effect on each proposal as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

     As of May 24, 2001, management and affiliates held 5,184,451 shares representing approximately 60.6% of the Shares outstanding. Such parties intend to vote all of such shares for the election of the Directors.

REVOCATION OF PROXIES

     A proxy is enclosed herewith. Any stockholder who executes and delivers the proxy may revoke the authority granted thereunder at any time prior to its use by giving written notice of such revocation to American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, or by executing and delivering a proxy bearing a later date by mail or through Internet voting. A stockholder may also revoke a proxy by attending and voting at the Annual Meeting. Mere attendance at the meeting is not sufficient to revoke a proxy.

FUTURE PROPOSALS OF STOCKHOLDERS

     Any proposal intended to be presented by a stockholder at the 2002 Annual Meeting of Stockholders of the Company must be received at the principal office of the Company not later than April 1, 2002, in order to be considered for inclusion in the Company's proxy statement and form of proxy (as the case may be) for that meeting.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of four members and all Directors are elected annually. The following persons have been nominated to serve as Directors of the Company: Ted P. Stokely, R. Douglas Leonhard, Martin L. White and Edward G. Zampa.

     Each of the four nominees is currently a Director of the Company. Each of the nominees have been nominated by the Board of Directors to serve for an additional term until the next Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a Director if elected. When a proxy is properly executed and returned, the shares represented thereby will be voted in favor of the election of each of the nominees, unless authority to vote for any such nominee is specifically withheld. Cumulative voting for the election of Directors is not permitted. If any nominee is unable to serve or will not serve (an event which is not anticipated), then the person acting pursuant to the authority granted under the proxy will cast votes for such other person(s) as he or she may select in place of such nominee(s).

     The four nominees for Directors are listed below, together with their age, terms of service, all positions and offices with the Company or the Company's advisor, Basic Capital Management, Inc. ("BCM"), other principal occupations, business experience and directorships with other companies during the last five years or more. The designation "Affiliated," when used below with respect to a Director, means that the Director is an officer, director or employee of the Advisor or an officer of the Company. The designation "Independent," when used below with respect to a Director, means the Director is neither an officer of the Company nor a director, officer or employee of the Advisor, although the Company may have certain business or professional relationships with such Director as discussed below under "Certain Business Relationships and Related Transactions".

                          NAME, PRINCIPAL OCCUPATIONS,
                     BUSINESS EXPERIENCE AND DIRECTORSHIPS

                                                                                              AGE
                                                                                              ---
TED P. STOKELY:                                Director (Independent) (since April 1990) and  67
                                               Chairman of the Board (since January 1995)
General Manager (since January 1995) of ECF Senior Housing Corporation, a nonprofit corporation;
  General Manager (since January 1993) of Housing Assistance Foundation, Inc., a nonprofit corporation; Part-time unpaid consultant (since January 1993) of Eldercare Housing Foundation, a nonprofit corporation; and Director (since April 1990) and Chairman of the Board (since
  January 1995) of Income Opportunity Realty Investors, Inc. ("IORI")

R. DOUGLAS LEONHARD:                           Director (Independent) (since January 1998)    65
Director (since November 1998) and Chairman (since October 1999) of OpTel, Inc.; Senior Vice
  President (1986 to 1997) of LaCantera Development Company, a wholly-owned subsidiary of USAA;
  and Director (since January 1998) of IORI

MARTIN L. WHITE:                               Director (Independent) (since January 1995)    61
Chief Executive Officer (since 1995) of Builders Emporium, Inc.; Chairman and Chief Executive
  Officer (since 1993) of North American Trading Company, Ltd.; President and Chief Operating
  Officer (since 1992) of Community Based Developers, Inc.; and Director (since January 1995) of
  IORI

EDWARD G. ZAMPA:                               Director (Independent) (since January 1995)    65
General Partner (since 1976) of Edward G. Zampa and Company; and Director (since January 1995) of
  IORI

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

BOARD COMMITTEES

     The Company's Board of Directors held 17 meetings during 2000. For such year, no incumbent Director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board during the period for which he had been a Director and (ii) the total number of meetings held by all committees of the Board on which he served during the periods that he served.

     The Board of Directors has an Audit Committee, the function of which is to review the Company's operating and accounting procedures. The Board of Directors does not have Nominating or Compensation Committees.

  Audit Committee

     The Audit Committee meets periodically with the independent auditors; reviews annual financial statements and the independent auditors' work and report thereon; reviews the independent auditors' report on internal controls and related matters; selects and recommends to the Board of Directors the appointment of the independent auditors; reviews the letter of engagement and statement of fees which pertain to the scope of the annual audit and certain special audit and non-audit work which may be required or suggested by the independent auditors; receives and reviews information pertaining to internal audits; directs and supervises special investigations; and performs any other functions deemed appropriate by the Board of Directors. Members of the Audit Committee are Messrs. Stokely, Leonhard and White, each of whom is independent

(as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listed Company Manual.) The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Attachment A. The Audit Committee met four times during 2000.

  Audit Committee Report

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

     The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee has also recommended, subject to Board approval, the selection of the Company's independent auditors.

                                            AUDIT COMMITTEE

                                            Ted P. Stokely
                                            R. Douglas Leonhard
                                            Martin L. White

Dated: March 23, 2001

OLIVE LITIGATION

     In February 1990, the Company, together with Continental Mortgage and Equity Trust ("CMET"), IORI and National Income Realty Trust ("NIRT"), three real estate entities with, at the time, the same officers, directors or trustees and advisor as the Company, entered into a settlement (the "Settlement") of a class and derivative action entitled Olive et al. v. National Income Realty Trust et al. relating to the operation and management of each of the entities. On April 23, 1990, the Court granted final approval of the terms of the Settlement. The Settlement was modified in 1994 (the "Modification").

     On January 27, 1997, the parties entered into an Amendment to the Modification, effective January 9, 1997 (the "Olive Amendment"). The Olive Amendment provided for the settlement of additional matters raised by plaintiffs' counsel in 1996. The Court issued an order approving the Olive Amendment on July 3, 1997.

     The Olive Amendment provided that the Company's Board retain a management/compensation consultant or consultants to evaluate the fairness of the BCM advisory contract and any contract of its affiliates with the Company, CMET and IORI, including, but not limited to, the fairness to the Company, CMET and IORI of such contracts relative to other means of administration. In 1998, the Board engaged a management/compensation consultant to perform the evaluation which was completed in September 1998.

     In 1999, plaintiffs' counsel asserted that the Board did not comply with the provision requiring such engagement and requested that the Court exercise its retained jurisdiction to determine whether there was a breach of this provision of the Olive Amendment. In January 2000, after the merger of CMET with the Company, the Board engaged another management/compensation consultant to perform the required evaluation again. This evaluation was completed in April 2000 and was provided to plaintiffs' counsel. The Board believes that any alleged breach of the Olive Amendment has been fully remedied by the Board's engagement of the second consultant. Although several status conferences have been held on this matter, there has been no Court order resolving whether there was any breach of the Olive Amendment.

     In June 2000, plaintiffs' counsel asserted that the loans made by the Company to BCM and American Realty Trust, Inc. breached the provisions of the Modification. The Board believes that all provisions of the Settlement, the Modification and the Olive Amendment terminated on April 28, 1999. However, in September 2000, the Court ruled that certain provisions of the modification continue to be effective after the termination date. This ruling has been appealed to the United States Court of Appeals for the Ninth Circuit by the Company and IORI.

EXECUTIVE OFFICERS

     The following persons currently serve as executive officers of the Company:
Karl L. Blaha, President; Bruce A. Endendyk, Executive Vice President; Mark W. Branigan, Executive Vice President and Chief Financial Officer; and David W. Starowicz, Executive Vice President -- Acquisitions, Sales and Construction. Their positions with the Company are not subject to a vote of stockholders. The age, terms of service, all positions and offices with the Company or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more of each executive officer are set forth below.

                                                                                              AGE
                                                                                              ---
KARL L. BLAHA:                                 President (since September 1999), Executive    53
                                               Vice President -- Commercial Asset Management
                                               (July 1997 to September 1999) and Executive
                                               Vice President and Director of Commercial
                                               Management (April 1992 to August 1995)

President (since September 1999), Executive Vice President -- Commercial Asset Management (July
1997 to September 1999) and Executive Vice President and Director of Commercial Management April
1992 to August 1995) of BCM and IORI; Director and President (since August 2000) of American
Realty Investors, Inc. ("ARI"); Director (since June 1996), President (since October 1993) and
Executive Vice President and Director of Commercial Management (April 1992 to October 1993) of
American Realty Trust, Inc, ("ART"); and President and Director (since 1996) of First Equity
Properties, Inc., which is 50% owned by BCM

BRUCE A. ENDENDYK:                             Executive Vice President (since January 1995)  52

Executive Vice President (since January 1995) of BCM, ART and IORI; and Executive Vice President
(since August 2000) of ARI.

MARK W. BRANIGAN:                              Executive Vice President and Chief Financial   46
                                               Officer (since August 2000), Vice
                                               President -- Director of Construction (August
                                               1999 to August 2000) and Executive Vice
                                               President-Residential Asset Management
                                               (January 1992 to October 1997)

Executive Vice President and Chief Financial Officer (since August 2000), Vice
President -- Director of Construction (August 1999 to August 2000) and Executive Vice
President -- Residential Asset Management (January 1992 to October 1997) of BCM, ART and IORI;
Executive Vice President and Chief Financial Officer (since August 2000) and Director (since
September 2000) of ARI; and real estate consultant (November 1997 to July 1999)

                                                                                              AGE
                                                                                              ---
DAVID W. STAROWICZ:                            Executive Vice President -- Acquisitions,      45
                                               Sales and Construction (since March 2001),
                                               Executive Vice President -- Commercial Asset
                                               Management (September 1999 to March 2001) and
                                               Vice President (May 1992 to September 1999)

Executive Vice President -- Acquisitions, Sales and Construction (since March 2001), Executive
Vice President -- Commercial Asset Management (September 1999 to March 2001), Vice President (May
1992 to September 1999) and Asset Manager (November 1990 to May 1992) of BCM, ART and IORI;
Executive Vice President -- Acquisitions, Sales and Construction (since March 2001) and Executive
Vice President -- Commercial Asset Management (August 2000 to March 2001) of ARI

OFFICERS

     Although not an executive officer of the Company, Robert A. Waldman currently serves as Senior Vice President, Secretary and General Counsel. His position with the Company is not subject to a vote of stockholders. His age, term of service, all positions and offices with the Company or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more is set forth below.

                                                                                              AGE
                                                                                              ---

ROBERT A. WALDMAN:                             Senior Vice President and General Counsel      48
                                               (since January 1995), Vice President
                                               (December 1990 to January 1995) and Secretary
                                               (December 1993 to February 1997 and since
                                               June 1999)

Senior Vice President and General Counsel (since January 1995), Vice President (December 1990 to
January 1995) and Secretary (December 1993 to February 1997 and since June 1999) of IORI; Senior
Vice President and General Counsel (since January 1995), Vice President (January 1993 to January
1995) and Secretary (since December 1989) of ART; Senior Vice President and General Counsel
(since November 1994), Vice President and Corporate Counsel (November 1989 to November 1994) and
Secretary (since November 1989) of BCM; and Senior Vice President, Secretary and General Counsel
(since August 2000) of ARI.

     In addition to the foregoing officers, the Company has several vice presidents and assistant secretaries who are not listed herein.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, the Company's Directors, executive officers, and any persons holding more than ten percent of the Company's shares of common stock are required to report their ownership of the Company's shares and any changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and the Company is required to report any failure to file by these dates during 2000. All of these filing requirements were satisfied by its Directors and executive officers and ten percent holders. In making these statements, the Company has relied on the written representations of its incumbent Directors and executive officers and its ten percent holders and copies of the reports that they have filed with the Commission.

THE ADVISOR

     Although the Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, the day-to-day operations are performed by BCM under the supervision of the Board. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities and financing and refinancing sources. BCM also serves as a consultant to the Board in connection with the business plan and investment decisions made by the Board.

     BCM has served as the Company's advisor since March 1989. BCM is a company of which Messrs. Blaha, Endendyk, Branigan and Starowicz serve as executive officers. BCM is owned by a trust for the benefit of the children of Gene E. Phillips. Mr. Phillips serves as a representative of his children's trust which owns BCM and, in such capacity, had, until June 2000, substantial contact with the management of BCM and input with respect to its performance of advisory services to the Company.

     BCM has served as advisor to the Company since March 28, 1989. The current Advisory Agreement was entered into effective October 15, 1998.

     Under the Advisory Agreement, BCM is required to formulate and submit annually for Board approval a budget and business plan containing a twelve month forecast of operations and cash flow, a general plan for asset sales or purchases, lending, foreclosure and borrowing activity, and other investments, and BCM is required to report quarterly to the Board on the Company's performance against the business plan. In addition, all transactions require prior Board approval unless they are explicitly provided for in the approved business plan or are made pursuant to authority expressly delegated to BCM by the Board.

     The Advisory Agreement also requires prior Board approval for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that BCM shall be deemed to be in a fiduciary relationship to the stockholders; contains a broad standard governing BCM's liability for losses by the Company; and contains guidelines for BCM's allocation of investment opportunities as among itself, the Company and other entities it advises.

     The Advisory Agreement provides for BCM to be responsible for the day-to-day operations of the Company and to receive an advisory fee comprised of a gross asset fee of .0625% per month (.75% per annum) of the average of the gross asset value (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5% per annum of the Company's net income.

     The Advisory Agreement also provides for BCM to receive an annual incentive sales fee equal to 10% of the amount, if any, by which the aggregate sales consideration for all real estate sold by the Company during such fiscal year exceeds the sum of: (1) the cost of each such property as originally recorded in the Company's books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (2) capital improvements made to such assets during the period owned by the Company and (3) all closing costs, (including real estate commissions) incurred in the sale of such real estate provided, however, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced an 8% simple annual return on the net investment including capital improvements, calculated over the holding period before depreciation and inclusive of operating income and sales consideration and (b) the aggregate net operating income from all real estate owned for each of the prior and current fiscal years shall be at least 5% higher in the current fiscal year than in the prior fiscal year.

     Additionally, pursuant to the Advisory Agreement, BCM or an affiliate of BCM is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate equal to the lesser of (1) up to 1% of the cost of acquisition, inclusive of commissions, if any, paid to nonaffiliated brokers or (2) the compensation customarily charged in arm's-length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property; provided that the aggregate purchase price of each property (including acquisition commissions and all real estate brokerage fees) may not exceed such property's appraised value at acquisition.

     The Advisory Agreement requires BCM or any affiliate of BCM to pay the Company one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by the Company; provided, however, that the compensation retained by BCM or any affiliate of BCM shall not exceed the lesser of (1) 2% of the amount of the loan committed or (2) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.

     The Advisory Agreement also provides that BCM or an affiliate of BCM is to receive a mortgage or loan acquisition fee with respect to the acquisition or purchase of any existing mortgage loan by the Company equal to the lesser of (1) 1% of the amount of the loan purchased or (2) a loan brokerage or commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding of any mortgage loan by the Company.

     Under the Advisory Agreement, BCM or an affiliate of BCM is also to receive a mortgage brokerage and equity refinancing fee for obtaining loans or refinancing on properties equal to the lesser of (1) 1% of the amount of the loan or the amount refinanced or (2) a brokerage or refinancing fee which is reasonable and fair under the circumstances; provided, however, that no such fee shall be paid on loans from BCM or an affiliate of BCM without the approval of the Company's Board of Directors. No fee shall be paid on loan extensions.

     Under the Advisory Agreement, BCM receives reimbursement of certain expenses incurred by it in the performance of advisory services.

     Under the Advisory Agreement, all or a portion of the annual advisory fee must be refunded by the Advisor if the Operating Expenses of the Company (as defined in the Advisory Agreement) exceed certain limits specified in the Advisory Agreement based on the book value, net asset value and net income of the Company during the fiscal year. No refund of the annual advisory fee was required for 2000.

     Additionally, if management were to request that BCM render services to the Company other than those required by the Advisory Agreement, BCM or an affiliate of BCM is separately compensated for such additional services on terms to be agreed upon from time to time. The Company has hired Triad Realty Services, Ltd. ("Triad"), an affiliate of BCM, to perform property management for the Company's properties. Also, the Company has engaged, on a non-exclusive basis, Regis Realty, Inc. ("Regis"), a related party, to perform brokerage services for the Company. BCM may only assign the Advisory Agreement with the prior consent of the Company.

     The directors and principal officers of BCM are set forth below.

MICKEY N. PHILLIPS.......................   Director
RYAN T. PHILLIPS.........................   Director
KARL L. BLAHA............................   President
MARK W. BRANIGAN.........................   Executive Vice President and Chief
                                            Financial Officer
RICK D. CONLEY...........................   Executive Vice President -- Marketing and
                                              Promotion
BRUCE A. ENDENDYK........................   Executive Vice President
DAVID W. STAROWICZ.......................   Executive Vice President -- Acquisitions,
                                              Sales and Construction
DAN S. ALLRED............................   Senior Vice President -- Land Development
MICHAEL A. BOGEL.........................   Senior Vice President -- Project Manager
LOUIS J. CORNA...........................   Senior Vice President -- Director of Tax
ROBERT A. WALDMAN........................   Senior Vice President, Secretary and
                                            General Counsel

     Mickey N. Phillips is Gene E. Phillips' brother, and Ryan T. Phillips is Gene E. Phillips' son. Gene E. Phillips serves as a representative of the trust established for the benefit of his children which owns BCM and, in such capacity, had, until June 2000, substantial contact with the management of BCM and input with respect to its performance of advisory services for the Company.

     On August 18, 2000, the Board of Directors approved the renewal of the Advisory Agreement with BCM through the next annual meeting of stockholders. Subsequent renewals of the Advisory Agreement with BCM do not require the approval of the stockholders but do require Board approval.

PROPERTY MANAGEMENT

     Since February 1, 1990, affiliates of BCM have provided property management services. Currently, Triad provides such property management services for a fee of 5% or less of the monthly gross rents collected on the residential properties under its management and 3% or less of the monthly gross rents collected on the commercial properties under its management. Triad subcontracts with other entities for the provision of the property-level management services to the Company at various rates. The general partner of Triad is BCM. The limited partners of Triad are Gene E. Phillips and GS Realty Services, Inc. ("GS Realty"), a related party, which is a company not affiliated with either Mr. Phillips or BCM. Triad subcontracts the property-level management and leasing of 52 of the Company's commercial properties, its four hotels and the commercial property owned by a real estate partnership in which the Company and IORI are partners to Regis, a related party, which is a company owned by GS Realty. Regis is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Triad.

REAL ESTATE BROKERAGE

     Regis also provides services to the Company on a non-exclusive basis. Regis is entitled to receive a real estate commission for property purchases and sales in accordance with the following sliding scale of total fees to be paid: (1) maximum fee of 4.5% on the first $2.0 million of any purchase or sale transaction of which no more than 3.5% would be paid to Regis or affiliates; (2) maximum fee of 3.5% on transaction amounts between $2.0 million to $5.0 million of which no more than 3% would be paid to Regis or affiliates; (3) maximum fee of 2.5% on transaction amounts between $5.0 million to $10.0 million of which no more than 2% would be paid to Regis or affiliates; and (4) maximum fee of 2% on transaction amounts in excess of $10.0 million of which no more than 1.5% would be paid to Regis or affiliates.

EXECUTIVE COMPENSATION

     The Company has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of the Company, who are also officers or employees of BCM, the Company's advisor, are compensated by BCM. Such executive officers perform a variety of services for BCM and the amount of their compensation is determined solely by BCM. BCM does not allocate the cash compensation of its officers among the various entities for which it serves as advisor.

     The only remuneration paid by the Company is to the Directors who are not officers or directors of BCM or its affiliated companies. The Independent Directors (1) review the business Plan of the Company to determine that it is in the best interest of stockholders, (2) review the advisory contract, (3) supervise the performance of the advisor and review the reasonableness of the compensation to the advisor in terms of the nature and quality of services performed, (4) review the reasonableness of the total fees and expenses of the Company and (5) select, when necessary, a qualified independent real estate appraiser to appraise properties acquired.

     Each Independent Director receives compensation in the amount of $30,000 per year, plus reimbursement for expenses. The Chairman of the Board receives an additional fee of $3,000 per year. In addition, each Independent Director receives an additional fee of $1,000 per day for any special services rendered by him to the Company outside of his ordinary duties as Director, plus reimbursement of expenses. Effective June 2000, each Independent Director that serves as a member of the Audit Committee receives $250 for each Audit Committee meeting attended.

     During 2000, $199,000 was paid to the Independent Directors in total Directors' fees for all services, including the annual fee for service, during the period January 1, 2000, through December 31, 2000, and 2000 special service fees as follows: Richard W. Douglas (a Director until June 2000), $15,000; Larry
E. Harley (a

Director until June 2000), $15,000; R. Douglas Leonhard, $34,000; Murray Shaw (a Director until March 2001), $34,000; Ted P. Stokely, $36,000; Martin L. White, $34,000; and Edward G. Zampa, $33,000.

DIRECTOR'S STOCK OPTION PLAN

     The Company has established a Director's Stock Option Plan ("Director's Plan") for the purpose of attracting and retaining Directors who are not officers or employees of the Company or BCM. The Director's Plan provides for the grant of options that are exercisable at fair market value of the Company's Common Stock on the date of grant. The Director's Plan was approved by stockholders at their annual meeting on October 10, 2000, following which each then-serving Independent Director was granted options to purchase 5,000 shares of Common Stock of the Company. On January 1 of each year, each Independent Director will receive options to purchase 5,000 shares of Common Stock. The options are immediately exercisable and expire on the earlier of the first anniversary of the date on which a Director ceases to be a Director or 10 years from the date of grant.

     As of March 1, 2001, the Company had 140,000 shares of Common Stock reserved for issuance under the Director's Stock Option Plan of which options for 50,000 shares were outstanding.

2000 STOCK OPTION PLAN

     The Company has established the 2000 Stock Option Plan ("2000 Plan") as an incentive for and as a means of encouraging ownership of the Company's Common Stock by officers of the Company and employees of BCM or its affiliates. The 2000 Plan is administered by the Stock Option Committee, which currently consists of three Independent Directors of the Company. The exercise price per share of an option will not be less than 100% of the fair market value per share on the date of grant thereof. The Company receives no consideration for the grant of an option.

     As of March 1, 2001, the Company had 300,000 shares of Common Stock reserved for issuance under the 2000 Plan. However, no options had been granted at that time.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on the Company's shares of Common Stock with the Dow Jones Equity Market Index ("DJ Equity Index") and the Dow Jones Real Estate Investment Index ("DJ Real Estate Index"). The comparison assumes that $100 was invested on December 31, 1995 in the Company's shares of Common Stock and in each of the indices and further assumes the reinvestment of all distributions. Past performance is not necessarily an indicator of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              [PERFORMANCE GRAPH]

                                        1995     1996     1997     1998     1999     2000
                                       ------   ------   ------   ------   ------   ------
Company..............................  100.00   113.04   168.76   148.61   153.85   112.58
DJ Equity Index......................  100.00   122.02   160.84   200.88   246.53   223.68
DJ Real Estate Index.................  100.00   134.61   158.95   125.39   118.72   151.39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of the Company's Shares of common stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by the Company to be beneficial owners of more than 5% of the outstanding shares of common stock as of the close of business on May 24, 2001.

                                                          AMOUNT AND NATURE OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP    CLASS(1)
------------------------------------                      --------------------   ----------
American Realty Trust, Inc. ............................       2,135,400(2)         24.7%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234
EQK Holdings, Inc. .....................................       1,838,900(2)         21.3%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234
Basic Capital Management, Inc. .........................       1,163,676            13.5%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234
Maurice A. Halperin.....................................         432,000(3)          5.0%
  17890 Deauville Lane
  Boca Raton, Florida 33496

---------------

(1) Percentage is based upon 8,636,185 shares of common stock outstanding at May 24, 2001.

(2) American Realty Trust, Inc. ("ART") is a wholly-owned subsidiary of American Realty Investors, Inc. ("ARI"). EQK Holdings, Inc. ("EHI") is a wholly-owned subsidiary of EQK Realty Investors, I, which is 80% owned by ARI and 20% owned by ART.

(3) Based on information set forth in Amendment No. 5 to a Schedule 13D dated March 13, 2001.

     Security Ownership of Management. The following table sets forth the ownership of the Company's shares of common stock, both beneficially and of record, both individually and in the aggregate for the Directors and executive officers of the Company as of the close of business on May 24, 2001.

                                                              AMOUNT AND
                                                              NATURE OF     PERCENT
                                                              BENEFICIAL       OF
NAME OF BENEFICIAL OWNER                                      OWNERSHIP     CLASS(1)
------------------------                                      ----------   ----------
Karl L. Blaha...............................................  5,184,451(2)    60.6%
Mark W. Branigan............................................  5,184,451(2)    60.6%
Bruce A. Endendyk...........................................  5,184,451(2)    60.6%
R. Douglas Leonhard.........................................     10,000(3)       *
David W. Starowicz..........................................  5,184,451(2)    60.6%
Ted P. Stokely..............................................     10,000(3)       *
Martin L. White.............................................     10,000(3)       *
Edward G. Zampa.............................................     10,000(3)       *
All Directors and Executive Officers as a group (8
  individuals)..............................................  5,234,451(2)    60.6%

---------------

 *  Less than 1%

(1) Percentage is based upon 8,636,185 shares of common stock outstanding at May 24, 2001.

(2) Includes 26,475 shares owned by Syntek Asset Management, L.P., 1,163,676 shares owned by BCM, 2,135,400 shares owned by ART and 1,858,900 shares owned by EHI, of which the executive officers of the Company may be deemed to be beneficial owners by virtue of their positions as executive officers or directors of BCM, ART, EHI and the general partner of SAMLP. The executive officers of the Company disclaim beneficial ownership of such shares.

(3) Each of Messrs. Leonhard, Stokely, White and Zampa have options to purchase 10,000 shares which are exercisable as of May 24, 2001, or within 60 days thereafter.

(4) Includes 40,000 shares that are subject to options exercisable as of May 24, 2001, or within 60 days thereafter.

     The Board of Directors has approved the repurchase of a total of 1.4 million shares of the Company's common stock. Through December 31, 2000, a total of 409,765 shares had been repurchased at a cost of $3.3 million. No shares were repurchased in 2000.

CERTAIN BUSINESS RELATIONSHIPS

     In February 1989, the Board of Directors voted to retain BCM as the Company's advisor. BCM is a corporation of which Messrs. Blaha, Endendyk, Branigan and Starowicz serve as executive officers. BCM is owned by a trust for the benefit of the children of Gene E. Phillips. Mr. Phillips serves as a representative of his children's trust which owns BCM and, in such capacity, had, until June 2000, substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to the Company.

     Since February 1, 1990, affiliates of BCM have provided property management services to the Company. Currently, Triad provides such property management services. The general partner of Triad is BCM. The limited partners of Triad are Gene E. Phillips and GS Realty, a related party, which is not affiliated with either Mr. Phillips or BCM. Triad subcontracts the property-level management and leasing of 52 of the Company's commercial properties, its four hotels and the commercial properties owned by a real estate partnership in which the Company and IORI are partners to Regis, a related party, which is a company owned by GS Realty.

     Regis also provides real estate brokerage services for the Company, on a non-exclusive basis, and receives brokerage commissions in accordance with the brokerage agreement.

     The Directors and officers of the Company also serve as directors and officers of IORI. The Directors owe fiduciary duties to IORI, as well as to the Company under applicable law. IORI has the same relationship with BCM as the Company. As of May 24, 2001, the Company owned approximately 22.8% of the outstanding shares of common stock of IORI. BCM serves as advisor to ARI. In addition, Messrs. Blaha, Endendyk, Branigan and Starowicz are executive officers of ARI.

RELATED PARTY TRANSACTIONS

     Historically, the Company has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to the Company as could have been obtained from unrelated third parties.

     The Company is a partner with IORI in the Tri-City Limited Partnership, Nakash Income Associates and TCI Eton Square, L.P. The Company owns 345,728 shares of common stock of IORI, an approximate 22.8% interest.

     At December 31, 2000, the Company owned 746,972 shares of ARI common stock which were primarily purchased in open market transactions in 1990 and 1991 at a total cost of $1.6 million. The officers of TCI also serve as officers of ARI. BCM also serves as advisor to ARI and at March 2, 2001, ARI owned approximately 24.7% of TCI's outstanding Common Stock. At December 31, 2000, the market value of the ARI common shares was $10.1 million.

     In 2000, the Company paid BCM, its affiliates and related parties $10.5 million in advisory fees and net income fees, $464,000 in mortgage brokerage and equity refinancing fees, $2.7 million in property acquisition fees, $3.2 million in real estate brokerage commissions and $4.3 million in property and construction management fees and leasing commissions, net of property management fees paid to subcontractors, other than affiliates of BCM. In addition, as provided in the Advisory Agreement, BCM received cost reimbursements from the Company of $2.1 million in 2000.

     Restrictions on Related Party Transactions. Article FOURTEENTH of the Company's Articles of Incorporation provides that the Company shall not, directly or indirectly, contract or engage in any transaction with (1) any director, officer or employee of the Company, (2) any director, officer or employee of the advisor, (3) the advisor or (4) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate committee thereof and (b) the Board of Directors or committee thereof determines that such contract or transaction is fair to the Company and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of the Company entitled to vote thereon.

     Article FOURTEENTH defines an "independent director" as one who is neither an officer or employee of the Company nor a director, officer or employee of the Company's advisor.

                         SELECTION OF AUDITORS FOR 2001

     The Board of Directors has selected BDO Seidman, LLP as the auditors for the Company for the 2001 fiscal year. The Company's auditors for the 2000 fiscal year were BDO Seidman, LLP. A representative of BDO Seidman is expected to attend the annual meeting. They will have an opportunity to made a statement if they desire to do so and will be available to respond to appropriate questions.

ASSURANCE FEES

     The aggregate fees billed by BDO Seidman, LLP, the Company's independent auditors, for all assurance professional services rendered for the year ended December 31, 2000 were $243,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed to the Company by BDO Seidman, LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the year ended December 31, 2000.

ALL OTHER FEES

     The aggregate fees billed for services rendered to the Company by BDO Seidman, LLP, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the year ended December 31, 2000 were $68,000.

                                 OTHER MATTERS

     Management knows of no other matters that may properly be, or that are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                              FINANCIAL STATEMENTS

     The audited financial statements of the Company, in comparative form for the years ended December 31, 2000, 1999 and 1998, are contained in the 2000 Annual Report to Stockholders. However, such report and the financial statements contained therein are not to be considered part of this solicitation.

                            SOLICITATION OF PROXIES

     THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE DIRECTORS OF THE COMPANY. The cost of soliciting proxies will be borne by the Company. Directors and officers of the Company may, without additional compensation, solicit by mail, in person or by telecommunication. In addition, the Company has retained Georgeson Shareholder Communications, Inc. ("GSC") to assist in the solicitation of proxies. An agreement with GSC provides that it will distribute materials relating to the solicitation of proxies, contact stockholders to confirm receipt of materials and answer questions relating thereto. GSC is to be paid a base fee of $5,000 plus out-of-pocket expenses and is to be indemnified against certain liability incurred as a result of the provision of such services.

                             ---------------------

     COPIES OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO TRANSCONTINENTAL REALTY INVESTORS, INC., 1800 VALLEY VIEW LANE, SUITE 300, DALLAS, TEXAS 75234,
ATTENTION: DIRECTOR OF INVESTOR RELATIONS.

                                             By Order of the Board of Directors

                                                     /s/ KARL L. BLAHA

                                                       Karl L. Blaha
                                                         President

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE FOUR NOMINEES ON THE ENCLOSED PROXY. REGARDLESS OF HOW YOU WISH TO VOTE YOUR SHARES, YOUR BOARD OF DIRECTORS URGES YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY.

                                                                    ATTACHMENT A

                    TRANSCONTINENTAL REALTY INVESTORS, INC.

                            AUDIT COMMITTEE CHARTER

PURPOSE

     The Audit Committee of the Board of Directors is a committee appointed by the Board:

     - To review the adequacy of corporate financial reporting, accounting systems and controls;

     - To assure that the Company generates financial statements that are complete, accurate, consistently prepared and not materially misleading; and

     - To secure compliance with the Company's internal policies, standards of business conduct, and external regulatory requirements.

MEMBERSHIP

     The Audit Committee shall be comprised of at least three directors all of whom are independent directors who shall be given full access to and will encourage full and free interchange among the Company's Board of Directors, President, Chief Financial Officer, other Company executives and the designated certified public accountants. Members of the Audit Committee are expected to be financially literate, informed and vigilant in pursuing their duties.

RESPONSIBILITIES

     The Audit Committee's specific responsibilities are to:

     - Recommend selection of the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year and review the compensation for their services and the proposed scope of the annual examination.

     - Ensure that the auditors are accountable to the Audit Committee of the Board of Directors.

     - Review with the firm of independent certified public accountants and Company management:

          1. the results of the audit for that year end;

          2. the Company's annual financial statements and related footnotes;

          3. the effectiveness and adequacy of the Company's financial and accounting organization and financial reporting system;

          4. the effectiveness and adequacy of the Company's internal control environment; and

          5. The adequacy of financial controls and effectiveness of the data processing system.

     - Require a written statement confirming the independence of the certified public accountants, including assessing the impact and extent of non-audit services they are also providing.

     - Provide oversight responsibility for the audit engagement.

     - Inquire of management and the independent accountants about significant risks or exposures.

     - Assess the steps management has taken to minimize such risks to the Company.

     - Review with Company legal counsel and tax executives, the legal and regulatory matters that may have a material impact on the Company's financial statements.

     - Review with Company management:

          1. The annual audit plan and any changes to it; and

          2. Significant audit findings during the year and management's responses thereto.

     - Meet with the independent accountants at least once per year in separate private sessions to discuss any matters that the Audit Committee or these groups believe should be discussed with the Audit Committee.

     In performing these duties the Audit Committee should

     - Convene at least four times each fiscal year.

     - Report its activities to the Board at least once a year.

     - Review earnings results each quarter prior to release.

     - Annually review the charter of the Audit Committee of the Board of Directors.

     - Complete Committee Questionnaire on Audit Committee member independence.

                 Please Detach and Mail in the Envelope Provided



A     PLEASE MARK YOUR
  [X] VOTES AS IN THE
      EXAMPLE.


                 FOR all nominees         WITHHOLD
                (except as marked         AUTHORITY
                 to the contrary   to vote for all nominees      PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY
                      below)            listed below
                                                                                                         FOR   AGAINST   ABSTAIN

1. ELECTION                                                      2. OTHER BUSINESS: I AUTHORIZE the       [ ]     [ ]       [ ]
   OF                  [ ]                   [ ]                    aforementioned proxies in their
   DIRECTORS:                                                       discretion to vote upon such other
                         NOMINEES:  Ted P. Stokely                  business as may properly come
                                    R. Douglas Leonhard             before the Annual Meeting and any
                                    Martin L. White                 adjournments thereof.
                                    Edward G. Zampa
                                                                 When a proxy card is properly executed and returned, the
Instruction: To withhold authority                               Shares represented thereby will be voted in favor of the
to vote for any individual                                       election for each of the nominees, unless authority to vote
nominee, write that nominee's                                    for any such nominee is specifically withheld. There will be
name in the space below.                                         no cumulative voting for the election of Directors. If any nominee is unable to serve or will not serve (an event which
-----------------------------------                              is not anticipated), then the person acting pursuant to the authority granted under the proxy will cast votes for the
                                                                 remaining nominees and, unless the Board of Directors takes action to reduce the number of Directors, for such other
                                                                 person(s) as he or she may select in place of such nominees.








Signature                         Signature (if held jointly)                          Title                Dated:           , 2001
         ------------------------                            -------------------------       ---------------      -----------

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing for corporation, please sign full corporate name by an authorized officer. When signing for a partnership, please sign partnership name by an authorized person. If shares are held in more than one capacity, this proxy shall be deemed valid for all shares held in all capacities.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    TRANSCONTINENTAL REALTY INVESTORS, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 10, 2001

         The undersigned hereby appoints MARK W. BRANIGAN and ROBERT A. WALDMAN, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to be at the Annual Meeting of Stockholders of TRANSCONTINENTAL REALTY INVESTORS, INC., to be held on Tuesday, July 10, 2001 at 11:00 a.m., or at any adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

         (continued and to be signed and dated on the other side)